Exhibit 99.1

FNB United Corp. Announces Second Quarter Results

ASHEBORO, N.C.--(BUSINESS WIRE)--July 23, 2009--FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported a net loss of $1.2 million, or $(0.11) per diluted share, for the second quarter of 2009, compared to net income of $140,000, or $0.01 per diluted share, for the second quarter a year ago. Second quarter 2009 results include a $5.5 million provision for loan losses. For the first six months of the year, following a $19.6 million provision for loan losses, it reported a net loss of $7.4 million, or $(0.65) per diluted share, compared to net income of $2.5 million, or $0.22 per diluted share, in the first six months of 2008.

“Our year-to-date results have been negatively affected by the reserves set aside and loans written down due to diminished loan quality, an other than temporary impairment (OTTI) on an investment security of $1.0 million and an FDIC assessment exceeding $1.0 million. The decline related to loan quality is a result of the sluggish housing economy as well as our continued aggressive policy on loan re-evaluations focused on the value of collateral and the level and pace of sales,” said Michael C. Miller, President and CEO. “We’ve set aside significant reserves for the last four quarters, doubling our allowance for loan losses, and remain ‘well capitalized’ under all regulatory requirements. Although we anticipate provision for loan losses may continue to be elevated during the second half of 2009, it is expected that it will be at lower levels than provisions recognized over the last three quarters. We are encouraged about the future, as we believe our operating results will be sufficient to sustain us through these difficult economic times. We have the capital and the liquidity to carry us forward.”

Credit Quality

Nonperforming loans increased during the quarter to $135.0 million, or 8.48 % of total loans, at June 30, 2009, compared to 7.50% three months earlier. Construction and development loans were 68% of nonperforming loans for the quarter. Nonperforming loans were $118.8 million at the end of the preceding quarter and $12.6 million at June 30, 2008.

“The housing market remains weak and continues to present challenges,” said Miller. “We continue to build our allowance for loan losses, with a provision expense of $5.5 million during the second quarter, and year-to-date provision expense of $19.6 million compared to net charge-offs of $17.5 million.” Net charge-offs during the second quarter were $7.3 million. Net charge-offs were $10.2 million in the previous quarter and $753,000 in the second quarter a year ago. FNB United’s real estate owned and repossessed loan collateral was $10.4 million at quarter-end, compared to $9.2 million in the previous quarter, and $5.8 million at June 30, 2008.

Nonperforming assets were $145.4 million, or 6.6 % of total assets at June 30, 2009, compared to $128.0 million, or 5.94% at the end of the preceding quarter, and $18.4 million, or .90% a year ago. Nonperforming assets include all nonperforming loans, all loans over 90 days delinquent and still accruing, other real estate owned, and other repossessed loan collateral. The total allowance for loan losses was $36.8 million at quarter-end, equal to 2.31% of total loans, compared to 2.44% at March 31, 2009 and 1.20% at June 30, 2008.

Loans delinquent 30-89 days and still accruing totaled $19.1 million, or 1.21% of total loans at June 30, 2009, compared to $29.1 million, or 1.84% of total loans at March 31, 2009, and $3.4 million, or 0.21 % of total loans at June 30, 2008. The bank had loans that were 90 days or more past due and still accruing, totaling $2.7 million at June 30, 2009.

FNB United has not originated any subprime real estate loans and has no subprime mortgage-backed securities or Fannie Mae/Freddie Mac common or preferred securities exposure in its investment portfolio.

In the second quarter, an OTTI charge of $1.0 million was taken on an investment security due to credit impairment. The charge was recorded through earnings and is presented in accordance with new accounting guidance issued by the Financial Accounting Standards Board.

Balance Sheet

“Our loan mix has become heavier in residential construction and development, partially as a result of the decline of the manufacturing base, which used to be our ‘bread and butter,’ as well as our expansion into faster growing and actively developing communities,” said Miller. “Housing sales slowed markedly beginning last year and solid projects have stalled as consumers await a return of confidence. Although we don’t know how long this period will last or the extent of any further decline, we expect sales to pick back up when the economic recovery begins. We are pleased to note that the rate of decline has slowed measurably.”

Loans held for investment were $1.59 billion at quarter-end, compared to $1.58 billion a year earlier. Home equity loans increased $29.2 million, commercial loans decreased $24.5 million and residential loans were up $6.0 million at June 30, 2009, compared to a year ago. The loan portfolio remains well diversified with a wide variety of borrowers and collateral. Assets increased 7.1% to $2.20 billion at June 30, 2009, compared to $2.05 billion a year earlier.

“Deposit growth remained strong again this quarter and capped the strongest core deposit surge in recent memory,” said Miller. “We attribute this growth in part to opening of three new community offices in excellent markets, the excellent customer service provided by our staff, and also as a result of a customer flight from some of the larger institutions in our marketplace to FNB United.” Total deposits increased 10.4% to $1.64 billion at June 30, 2009, compared to $1.49 billion twelve months earlier. Certificates of deposit increased 15.9% to $935 million, from $807 million a year ago while other deposits increased 4.0% to $705 million at quarter-end, compared to $678 million a year earlier. Brokered certificates of deposits were $98 million at June 30, 2009, which was 6.0% of total deposits.

Shareholders’ equity was $193 million at June 30, 2009, compared to $215 million a year earlier, and represents the write down of goodwill of $57.8 million in 2008 and the receipt of $51.5 million as a participant in the U.S. Treasury Department’s Capital Purchase Program as noted below.

Capital Measures

FNB United remains well capitalized for regulatory purposes at June 30, 2009. Book value per share was $12.33 at quarter-end compared to $18.81 a year earlier, and tangible book value per share was $7.28 at quarter-end, compared to $8.78 a year earlier.

On February 13, 2009, FNB United received $51.5 million as a participant in the U.S. Treasury Department's Capital Purchase Program (CPP). The Company issued 51,500 shares of senior preferred stock and a related warrant for 2,207,143 shares of FNB United common stock to the U.S. Treasury. Through June 30, 2009, FNB United has generated $143.4 million in consumer loans and $71.7 million in commercial loans from the date of the issuance of the preferred stock.

Net Interest Margin

FNB United’s net interest margin was 3.10% for the second quarter of 2009 compared to 3.03% in the immediate prior quarter and 3.30% in the second quarter a year ago. “Our net interest margin increased compared to the previous quarter, primarily due to the reduction in funding costs,” said Miller. The yield on interest earning assets declined ten basis points compared to the previous quarter and the cost of interest-bearing liabilities decreased by 17 basis points.

Income Statement

Second quarter net interest income before the provision for loan losses was $15.2 million, compared to $14.1 million in the preceding quarter and $14.6 million in the second quarter a year ago. Total noninterest income was $5.5 million for the quarter, compared to $5.6 million in the previous quarter and $5.1 million in the second quarter a year ago. Gains on the sale of mortgage loans was $2.2 million, compared to $796,000 for the same period in 2008. The second quarter 2009 decline in noninterest income from the previous quarter was due to a $1.0 million OTTI charge on an investment security during the second quarter of 2009.

Total noninterest expense was $16.4 million in the second quarter of 2009, compared to $15.6 million in the preceding quarter and $17.3 million in the second quarter a year ago. Although expenses were little changed from the prior year’s second quarter, a significant variance included the $1.0 million FDIC special assessment during the second quarter of 2009. Compensation and benefit expense for the second quarter 2009 was $944,000 lower than the same period a year ago due in part to the decrease in the number of full-time employees. The Company has frozen wages for all employees during 2009 and reduced the company contribution toward retirement plans. Full-time equivalent employees averaged 525 employees for the second quarter 2009 versus 545 employees for the second quarter of 2008.

For the first six months of 2009, net interest income before the provision for loan losses was $29.4 million, compared to $30.0 million in the first six months of 2008. Noninterest income was $11.1 million for the first half of 2009 compared to $10.1 million in the first half of 2008. For the first half of the year, total noninterest expense improved to $32.0 million, compared to $32.9 million in the first half of 2009. The expense improvement occurred despite the $1.0 million FDIC special assessment during the second quarter of 2009.

About the Company

FNB United Corp. is the Asheboro, North Carolina based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS
(In thousands except share and per share data)	Quarter Ended				Percent Change
	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008	March 31, 2009	June 30, 2008
INTEREST INCOME:
Interest and fees on loans	$21,264	$21,599	$23,584	$25,548	-1.6%	-16.8%
Interest and dividends on investments securities:
Taxable income	4,108	3,067	2,434	1,699	33.9%	141.8%
Non-taxable income	594	600	539	503	-1.0%	18.1%
Other interest income	87	80	87	265	8.7%	-67.2%
Total interest income	26,053	25,346	26,644	28,015	2.8%	-7.0%
INTEREST EXPENSE:
Deposits	8,605	8,874	9,632	10,622	-3.03%	-18.99%
Borrowed funds	2,202	2,340	2,975	2,754	-5.90%	-20.04%
Total interest expense	10,807	11,214	12,607	13,376	-3.63%	-19.21%
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	15,246	14,132	14,037	14,639	7.88%	4.15%
Provision for loan losses	5,500	14,059	15,492	1,383	-60.88%	297.69%
NET INTEREST INCOME/(LOSS) AFTER PROVISION FOR LOAN LOSSES	9,746	73	(1,455)	13,256	13250.68%	-26.48%
NONINTEREST INCOME:
Service charges on deposit accounts	2,232	2,074	2,539	2,174	7.62%	2.67%
Mortgage loan income	2,608	1,920	2,430	1,312	35.83%	98.78%
Cardholder and merchant services income	582	622	600	603	-6.43%	-3.48%
Trust and investment services	440	341	438	468	29.03%	-5.98%
Bank owned life insurance	242	228	255	236	6.14%	2.54%
Other service charges, commissions and fees	296	285	273	155	3.86%	90.97%
Security gains (losses)	4	(6)	647	6	-166.67%	-33.33%
Total other-than-temporary impairment loss	(4,367)	-	-	-	N/A	N/A
Portion of loss recognized in other comprehensive income	3,367	-	-	-	N/A	N/A
Net impairment loss recognized in earnings	(1,000)	-	-	-	N/A	N/A
Other income	86	179	49	99	-51.96%	-13.13%
Total noninterest income	5,490	5,643	7,231	5,053	-2.71%	8.65%
NONINTEREST EXPENSE:
Personnel expense	8,100	8,167	6,750	9,044	-0.82%	-10.44%
Net occupancy expense	1,286	1,522	1,331	1,353	-15.51%	-4.95%
FF&E and data processing expenses	1,690	1,791	1,764	1,681	-5.64%	0.54%
Goodwill impairment	-	-	56,000	1,800	N/A	-100.00%
Other expense	5,305	4,127	3,973	3,442	28.54%	54.13%
Total noninterest expense	16,381	15,607	69,818	17,320	4.96%	-5.42%
(LOSS)/INCOME BEFORE INCOME TAXES	(1,145)	(9,891)	(64,042)	989	-88.42%	-215.77%
Income taxes (benefit)/expense	(742)	(4,124)	(3,481)	849	-82.01%	-187.40%
NET (LOSS)/INCOME	(403)	(5,767)	(60,561)	140	-93.01%	-387.86%
Preferred stock dividends	(809)	(431)	-	-	87.70%	N/A
NET (LOSS)/INCOME TO COMMON SHAREHOLDERS'	$(1,212)	$(6,198)	$(60,561)	$140	-80.45%	-965.71%

Earnings per common share:
Basic	$(0.11)	$(0.54)	$(5.31)	$0.01	-80.45%	-963.67%
Diluted	$(0.11)	$(0.54)	$(5.31)	$0.01	-80.45%	-963.67%

Cash dividends declared per common share	$0.025	$0.025	$0.10	$0.15	0.00%	-83.33%

Weighted average shares outstanding:
Basic	11,413,735	11,410,063	11,406,361	11,386,767
Diluted	11,413,735	11,410,063	11,406,361	11,386,767

RESULTS OF OPERATIONS
(In thousands except share and per share data)	Year-to-Date		Percent
	June 30, 2009	June 30, 2008	Change
INTEREST INCOME:
Interest and fees on loans	$42,863	$53,029	-19.2%
Interest and dividends on investments securities:
Taxable income	7,175	3,591	99.8%
Non-taxable income	1,194	1,030	15.9%
Other interest income	167	519	-67.8%
Total interest income	51,399	58,169	-11.6%
INTEREST EXPENSE:
Deposits	17,479	22,428	-22.1%
Borrowed funds	4,542	5,727	-20.7%
Total interest expense	22,021	28,155	-21.8%
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	29,378	30,014	-2.1%
Provision for loan losses	19,559	2,897	575.1%
NET INTEREST INCOME/(LOSS) AFTER PROVISION FOR LOAN LOSSES	9,819	27,117	-63.8%
NONINTEREST INCOME:
Service charges on deposit accounts	4,306	4,291	0.3%
Mortgage loan income	4,528	2,677	69.1%
Cardholder and merchant services income	1,204	1,066	12.9%
Trust and investment services	781	931	-16.1%
Bank owned life insurance	470	486	-3.3%
Other service charges, commissions and fees	581	387	50.1%
Security gains (losses)	(2)	6	-133.3%
Total other than temporary impairment loss	(4,367)	-	N/A
Portion of loss recognized in other comprehensive income	3,367	-	N/A
Net impairment loss recognized in earnings	(1,000)	-	N/A
Other income	265	292	-9.2%
Total noninterest income	11,133	10,136	9.8%
NONINTEREST EXPENSE:
Personnel expense	16,267	17,898	-9.1%
Net occupancy expense	2,808	2,659	5.6%
FF&E and data processing expenses	3,481	3,392	2.6%
Goodwill impairment	-	1,800	-100.0%
Other expense	9,432	7,106	32.7%
Total noninterest expense	31,988	32,855	-2.6%
(LOSS)/INCOME BEFORE INCOME TAXES	(11,036)	4,398	-350.9%
Income taxes (benefit)/expense	(4,866)	1,933	-351.7%
NET (LOSS)/INCOME	(6,170)	2,465	-350.3%
Preferred stock dividends	(1,240)	-	N/A
NET (LOSS)/INCOME TO COMMON SHAREHOLDERS'	$(7,410)	$2,465	-400.6%

Earnings per common share:
Basic	$(0.65)	$0.22	-400.5%
Diluted	$(0.65)	$0.22	-400.6%

Cash dividends declared per common share	$0.025	$0.15	-83.3%

Weighted average shares outstanding:
Basic	11,411,909	11,409,630
Diluted	11,411,909	11,411,569

FINANCIAL CONDITION
(In thousands except share and per share data)	As of				Percent Change From
	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008	March 31, 2009	June 30, 2008
ASSETS
Cash and due from banks	$26,675	$28,608	$28,743	$35,627	-6.8%	-25.1%
Interest-bearing bank balances	56	5,390	404	210	-99.0%	-73.3%
Federal funds sold	42	235	206	500	-82.1%	-91.6%
Securities available-for-sale	254,826	263,108	205,426	168,040	-3.1%	51.6%
Securities held-to-maturity	100,475	64,989	27,794	25,360	54.6%	296.2%
Loans held for sale	65,084	48,948	36,138	19,736	33.0%	229.8%
Loans held for investment	1,591,686	1,583,574	1,585,195	1,575,044	0.5%	1.1%
Less: Allowance for loan losses	(36,844)	(38,573)	(34,720)	(18,845)	-4.5%	95.5%
Net loans held for investment	1,554,842	1,545,001	1,550,475	1,556,199	0.6%	-0.1%
Property and equipment, net	49,430	50,112	50,947	49,926	-1.4%	-1.0%
Goodwill	52,395	52,395	52,395	108,395	0.0%	-51.7%
Core deposit premiums	5,365	5,564	5,762	6,161	-3.6%	-12.9%
Other assets	90,416	89,676	86,144	83,555	0.8%	8.2%
Total Assets	$2,199,606	$2,154,026	$2,044,434	$2,053,709	2.1%	7.1%
LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$155,223	$143,146	$150,273	$163,648	8.4%	-5.1%
Interest-bearing deposits:
Demand, savings, and money market deposits	549,630	539,171	479,223	514,392	1.9%	6.9%
Time deposits of $100,000 or more	295,490	399,774	407,539	383,583	-26.1%	-23.0%
Other time deposits	639,412	524,605	477,712	423,488	21.9%	51.0%
Total deposits	1,639,755	1,606,696	1,514,747	1,485,111	2.1%	10.4%
Retail repurchase agreements	17,460	22,572	18,145	32,297	-22.6%	-45.9%
Federal Home Loan Bank advances	184,445	172,928	238,910	202,418	6.7%	-8.9%
Federal funds purchased	80,000	75,000	37,000	28,000	6.7%	185.7%
Subordinated debt	15,000	15,000	15,000	15,000	0.0%	0.0%
Junior subordinated debentures	56,702	56,702	56,702	56,702	0.0%	0.0%
Other liabilities	13,517	12,358	16,013	19,299	9.4%	-30.0%
Total liabilities	2,006,879	1,961,256	1,896,517	1,838,827	2.3%	9.1%
SHAREHOLDERS' EQUITY
Series A preferred stock	47,864	47,697	-	-	0.4%	N/A
Common stock warrants	3,891	3,891	-	-	0.0%	N/A
Common stock	28,573	28,570	28,570	28,563	0.0%	0.0%
Surplus	115,043	114,909	114,772	114,478	0.1%	0.5%
Retained earnings	920	2,420	8,904	73,449	-62.0%	-98.7%
Accumulated other comprehensive loss	(3,564)	(4,717)	(4,329)	(1,608)	-24.4%	121.6%
Total shareholders' equity	192,727	192,770	147,917	214,882	0.0%	-10.3%
Total Liabilities and Shareholders' Equity	$2,199,606	$2,154,026	$2,044,434	$2,053,709	2.1%	7.1%
Shares outstanding at end of period	11,429,203	11,428,003	11,428,003	11,425,052	0.0%	0.0%
Book value per share (1)	$12.33	$12.35	$12.94	$18.81	-0.2%	-34.4%
Tangible book value per share (1)	$7.28	$7.28	$7.85	$8.78	0.0%	-17.1%

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Quarters Ended
OPERATING PERFORMANCE:	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008
Average loans	$1,639,395	$1,636,850	$1,611,328	$1,577,769
Average securities	341,380	280,010	218,307	226,526
Average other interest-earning assets	18,893	23,321	25,052	19,020
Average noninterest-earning assets	169,858	169,957	230,138	222,719
Total average assets	$2,169,526	$2,110,138	$2,084,825	$2,046,034

Average interest-bearing deposits	$1,470,461	$1,404,718	$1,357,565	$1,322,218
Average noninterest bearing deposits	154,327	144,479	151,560	164,611
Average borrowings	339,948	370,227	344,699	323,305
Average noninterest-earning liabilities	11,809	15,452	20,165	18,447
Total average liabilities	1,976,545	1,934,876	1,873,989	1,828,581
Total average shareholders' equity	192,981	175,262	210,836	217,453
Total average liabilities and shareholders' equity	$2,169,526	$2,110,138	$2,084,825	$2,046,034

Interest rate yield on loans	5.21%	5.36%	5.83%	6.53%
Interest rate yield on securities	5.90%	5.78%	5.95%	4.39%
Interest rate yield on interest-earning assets	5.30%	5.37%	5.79%	6.25%
Interest rate expense on deposits	2.35%	2.56%	2.82%	3.23%
Interest rate expense on borrowings	2.60%	2.56%	3.43%	3.43%
Interest rate expense on interest-bearing liabilities	2.39%	2.56%	2.94%	3.26%
Interest rate spread	2.91%	2.81%	2.85%	2.99%
Net interest margin	3.13%	3.03%	3.08%	3.30%

Other operating income / Average assets	1.01%	1.08%	1.38%	0.99%
Other operating expense / Average assets	3.03%	3.00%	13.32%	3.40%
Efficiency ratio (other operating expense / revenue before provision)	79.00%	78.92%	328.28%	87.95%
Return on average assets	(0.07%)	(1.11%)	(11.56%)	0.03%
Return on average tangible assets	(0.08%)	(1.14%)	(12.22%)	0.03%
Return on average equity	(0.84%)	(13.34%)	(114.27%)	0.26%
Return on average tangible equity	(1.20%)	(19.96%)	(247.97%)	0.56%
Average equity / Average assets	8.90%	8.31%	10.11%	10.63%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
	As of / For the Quarters Ended				As of / For the Six Months Ended
NONPERFORMING ASSETS	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008	June 30, 2009	June 30, 2008
Loans on nonaccrual status	$132,312	$113,178	$95,173	$12,390	$132,312	$12,390
Loans more than 90 days delinquent, still on accrual	2,705	5,634	853	260	2,705	260
Total nonperforming loans	135,017	118,812	96,026	12,650	135,017	12,650
Real estate owned (OREO)/Repossessed assets	10,374	9,155	6,898	5,772	10,374	5,772
Total nonperforming assets	$145,391	$127,967	$102,924	$18,422	$145,391	$18,422
Total nonperforming assets/Total assets	6.61%	5.94%	5.03%	0.90%	6.61%	0.90%

CHANGE IN THE
ALLOWANCE FOR LOAN LOSSES	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008	June 30, 2009	June 30, 2008
Balance, beginning of period	$38,573	$34,720	$26,750	$18,215	$34,720	$17,381
Provision	5,525	14,059	15,492	1,383	19,584	2,897
Recoveries of loans previously charged off	372	606	2,057	353	978	719
Loans charged-off	(7,626)	(10,812)	(9,579)	(1,106)	(18,438)	(2,152)
Net (charge-offs)/recoveries	(7,254)	(10,206)	(7,522)	(753)	(17,460)	(1,433)
Balance, end of period	$36,844	$38,573	$34,720	$18,845	$36,844	$18,845
Net chargeoffs/Average loans outstanding (annualized)	1.83%	2.58%	1.89%	0.19%	2.20%	0.19%
Allowance for loan losses/Loans held for investment	2.31%	2.44%	2.19%	1.20%	2.31%	1.20%

DEPOSITS	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008	June 30, 2009	June 30, 2008
Noninterest-bearing	$155,223	$143,146	$150,273	$164,671	$155,223	$164,671
Interest-bearing transaction deposits:
Checking	199,044	195,428	173,614	173,974	199,044	173,974
Money Market	310,036	303,753	267,496	298,585	310,036	298,585
Savings	40,550	39,990	38,113	41,833	40,550	41,833
Total interest-bearing transaction deposits	549,630	539,171	479,223	514,392	549,630	514,392
Interest-bearing time deposits	934,902	924,379	885,251	807,071	934,902	807,071
Total deposits	$1,639,755	$1,606,696	$1,514,747	$1,486,134	$1,639,755	$1,486,134

CONTACT:
FNB United Corp.
Mark Severson, CFO, 336-626-8351